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RumbleOn

Letter to Shareholders • May 13, 2019

DEAR SHAREHOLDERS,

We continue to disrupt the trillion-dollar pre-owned vehicle supply chain and we are pleased to report our strongest quarter to date. In Q1, we sold 12,103 total units and delivered total revenue of $223.2 million, exceeding our prior guidance ranges. Representing a 23% increase in total revenue, as compared to unaudited, pro-forma total revenue of $182.1 million in Q1'18, including contribution from our automotive group prior to RumbleOn's ownership. Our Q1 results were driven by increased traction in powersports and a successful integration of our automotive assets. Achieving significant growth amid our rapid evolution is a testament to our execution strategy and the opportunity ahead, and we are more confident than ever. With the launch of our new feature-rich website and cash offer tool available on desktop and mobile on May 10, 2019, RumbleOn now offers consumers the same experience for pre-owned cars and trucks, alongside powersport vehicles on RumbleOn.com. Cars and trucks are expected to be available to dealers through the DealerDirect platform in the coming weeks.

RumbleOn has evolved at a staggering pace since our first powersport vehicle sale in the second half of 2017. There is an immense opportunity for us to continue to gain market share in powersports, while expanding our presence in all other vehicle segments as we always envisioned.

Powersport unit sales grew to 3,298, driving record powersport revenue of $26.9 million, both representing well over 200% year over year growth. Q1 automotive units sold was 8,805 and revenue was $190.9 million. Our rapid growth in automotive reflects the impact that overlaying our technology and implementing process improvements has already had on the existing core business and we expect buying from and selling to consumers will drive even more growth in automotive. We will continue to leverage our experience to identify market trends and capitalize on high-growth opportunities.


RumbleOn

SUMMARY FINANCIALS

Unless otherwise stated, results include automotive and transportation for the period ending March 31, 2019 only.

*Prior to Q1 2019, all results are attributable to Powersports only	Q1 2019	Q1 2018
Total Units	12,103	878
Total Revenue ($000)	223,178	8,080
Total Gross Profit ($000)	13,991	559
Total Sales Profit ($000)	16,929	8,064
Total SG&A ($000)	20,432	3,880
Total Average Sales Price ($)	17,999	9,185
By Vehicle Segment		
Powersport Units	3,298	878
Automotive Units	8,805	-
Powersport Revenue ($000)	26,929	8,064
Automotive Revenue ($000)	190,907	-
Powersport Average Sales Price ($)	8,165	9,185
Automotive Average Sales Price ($)	21,682	-
Powersports Gross Profit per Unit ($)	960	797
Automotive Gross Profit per Unit ($)	1,072	-
Powersports Gross Margin per Unit (%)	11.8%	8.7%
Automotive Gross Margin per Unit (%)	4.9%	-

Recent Operational Highlights

- *On May 10, 2019, we launched the next-generation of our consumer-facing website and mobile apps introducing cars and trucks to RumbleOn.com, with RV's and Boats coming soon.*
- *We ended the first quarter with 1,051 listings on RumbleOnClassifieds.com, and as of today, have almost doubled that.*
- *Expanded relationships with powersport dealers across the country through our RumbleOn DealerDirect platform, with cars and trucks coming soon.*
- *Established our coast to coast distribution footprint ahead of the previously planned timeline and have enough capacity to reach beyond our 2019 objectives.*
- *Drove a record 2.5 million visitors to RumbleOn.com in Q1 2019.*

OUTLOOK

We expect to continue to deliver rapid growth and capture more market share in Q2 and the full year 2019 by expanding our sales channels and delivering an incredible customer experience. We are identifying market trends and capitalizing on high-growth opportunities while maintaining low average days to sale, which we believe will drive margin expansion over time.

Q2 2019 Financial Outlook

» *Total Unit Sales in the range of 12,700–13,300*

» *Total Revenue in the range of $230–$240 million*

» *Maintain average days to sale of less than 30*

We expect to drive growth in total unit sales and total revenue with Q1 and Q2 being the strongest quarters of the year, followed by a modest flattening in the back half, on a sequential basis. Our expectations for total revenue assumes average sales price at or about the same levels with Q1. RumbleOn's 100% online marketplace, and capital- and infrastructure- light model is an important advantage that will allow us to realize significant operating leverage over time, positioning us to achieve our long-term operating margin target of 10%.

The volume of vehicles sold will generally fluctuate from quarter-to-quarter. This seasonality is caused by several factors including weather, the timing of pre-owned vehicles available for sale from selling consumers, the availability and quality of vehicles, holidays, and the seasonality of the market for pre-owned vehicles. As a result, revenue and operating expenses related to volume will fluctuate accordingly on a quarterly basis. The fourth calendar quarter typically experiences lower used vehicle accessibility as well as additional costs associated with the holidays and winter weather.


RumbleOn
Certified Cars
RumbleOn
GET A CASH OFFER FOR YOUR CAR
Your Car

Key Levers For Revenue Growth & Margin Expansion



✓ *Vehicle acquisition via RumbleOn's Cash Offer Tool on the RumbleOn.com and conversion from RumbleOnClassifieds.com.*

✓ *Vehicle distribution across RumbleOn marketplace and DealerDirect platforms.*

✓ *Originate loans supported by a warehouse credit facility and subsequently sell, thus securitize, to pre-identified finance partners.*

MANAGEMENT OBJECTIVES

Our long-term goals have not changed—drive unit sales and revenue growth, expand gross margins per unit and achieve operating leverage. We believe that prioritizing a few key areas in 2019 will position the company for sustainable—and profitable—growth over the long term as we capture more market share.

» **Enhance the Customer Experience** *by deploying industry-leading technology, expanding into all vehicle segments and creating a fully transactional website experience.*

» **Grow RumbleOnClassifieds.com** *to enhance conversion to our core business of buying and selling.*

» **Continued Expansion of DealerDirect** *allowing all dealers to leverage our inventory as a real time virtual vehicle sourcing solution.*

Capture More Market Share

The pre-owned vehicle market is massive and highly inefficient. RumbleOn is disrupting the pre-owned vehicle supply chain through innovative technology that aggregates, processes, and distributes inventory in a faster and more cost-efficient manner. RumbleOn is the only 100% online vehicle marketplace that offers sophisticated solutions for all buyers and sellers throughout the entire pre-owned vehicle supply chain, including peer-to-peer transactions.

RumbleOn's unique ability to eliminate the friction of private party transactions by cost-effectively acquiring vehicles site unseen from consumers, then distributing that inventory agnostically through our 100% online marketplace creates a real barrier to entry, and is a key differentiator.

RumbleOn is the market leader in redistribution of powersports and there is an immense opportunity for us to continue to penetrate and gain market share. We believe that adding cars and trucks to RumbleOn's offerings will further accelerate growth in both automotive and powersports.


Acquisition and Distribution Marketplace Inefficiencies
Dealers or Consumers Buying or Selling a Pre-Owned Vehicle
Infrequent Auctions
Capital Heavy
Inventory Risk
Inherent Risk in Private Party Transactions
Low Transparency
Time Consuming
Geographic Restrictions
Poor Vehicle Transport Options


RumbleOn
Cash Offer Cash Grab

Branding and Marketing

We expect our brand to be the benchmark in vehicle supply chain technology with a reputation of ease of use and friction free experience for consumers and dealers. We desire our company to be known for its "mobile first" strategy as we continue to enhance our offering online for buying, selling, trading, and soon financing and listing multiple vehicle segments.

We kicked off our events marketing in Q1 for 2019 and have already had several successful events including Daytona Bike week. This year we are testing several new experimental initiatives including the cash for cash offers money machine, classified street team, social scavenger hunt and the giveaway of the RumbleOn branded bike, all of which we expect to increase interest, engagement and dwell time in our event space, while increasing the number of data event captures and cash offers on site.

Customer Acquisition Costs

We believe that controlling a large inventory source will increase our ability to dominate organic search and grow or sales channels at a lower cost of customer acquisition over time.

Our customers are both dealers and consumers, and we transact with our customers in two ways—buying and selling pre-owned vehicles. As such, our marketing dollars are spent acquiring both types of customers, on both sides of the transaction.

We are rapidly scaling the business without significant increases in advertising expense per unit. Advertising expense per unit was consistent with Q4 of last year and we believe significantly less than most companies in this industry. Management expects to maintain per unit advertising expense under $500 per unit sold in the near term.

Enhance the Customer Experience

We are enhancing our customer experience by deploying industry-leading technology, expanding into all vehicle segments and creating a fully transactional website. We believe that establishing and expanding our sales channels is paramount to our continued success. Growing sales to consumers through RumbleOn.com and sales to dealers through DealerDirect are significant opportunities. We are not only investing in branding and marketing, but we are dedicated to bringing best in class technology to give our customers an easy, transparent and fully integrated solution to buy, sell, trade and finance any vehicle.

Technology / New Website

We launched our next generation consumer-facing website, RumbleOn.com, and apps on May 10, 2019. We unveiled incredible new capabilities and introduced cars and trucks alongside powersports, giving consumers an unmatched experience. From a sleek front-end user interface, high-speed page loads and powerful search tools we are enabling consumers to complete the entire transaction without any interaction. Our site is built on powerful Machine Learning and AI technologies, ensuring cash offers are quickly and accurately priced. In order to create a superior user experience the RumbleOn website and mobile applications were developed to share resources across multiple platforms while maintaining speed and stability and increase Search Engine Optimization. Internally we have deployed a new mobile app to increase our staff's operational efficiency. Our team continues to find new ways of providing users the best possible experience and we continue to build and develop 3rd party integrations.

Expanding into All Vehicle Segments

Expanding into all vehicle segments, beginning with cars and trucks, will further enhance the customer experience. We are introducing cars and trucks to the entire RumbleOn suite—starting with RumbleOn.com which went live last week, and next on DealerDirect which we expect in the coming weeks. We will have the strategic advantage of vertical brands—offering the same inventory and delivering the same customer experience across our sales channels, RumbleOn.com and DealerDirect, powered by RumbleOn technology. With this distribution capacity, we are able to focus our resources on acquisition of autos primarily from consumers, as we currently do in powersports, while continuing to grow the underlying model of our automotive group, which until now has been centered around acquisition from dealers and fleets. We believe that adding additional vehicle segments to RumbleOn.com will compliment and accelerate growth in both automotive and powersports.

RumbleOn Finance

We also plan to introduce a cohesive securitized financing model, RumbleOn Finance in the coming months. We assembled a team of industry experts at the end of last year to manage the entire process and will soon be ready to launch. The platform will be the first—and only—paperless and fully transactional online financing solution in powersports and one of the only in the automotive space. Consumers will be able to complete the entire buying process through our fully automated financing platform, creating a seamless, friction free customer experience—another step we are taking to enhance the customer experience. We expect this addition to drive an increase in higher margin consumer sales, expanding gross margin and total revenue.

RumbleOn Finance will be a vertically integrated retail financing platform powered by proprietary technology that will enable RumbleOn to directly participate in more transactions, monetize loan origination and significantly improve the finance process. If a qualified consumer chooses to finance through the RumbleOn.com platform, RumbleOn will originate a loan supported by a warehouse credit facility and subsequently sell, thus securitize, these loans with pre-identified finance partners. We expect a short term impact to the balance sheet in the range of $5-10 million as RumbleOn Finance gains traction. We believe this is an important competitive advantage for us and will unlock more opportunities for increased revenue and margin expansion while further improving the customer experience to an unprecedented level.

Grow RumbleOnClassifieds.com

Peer-to-peer transactions represent nearly 50% of the total pre-owned vehicle market and are one of the most friction-laden ways to buy, sell or trade a vehicle. Consumers need a powerful platform that removes risk, emphasizes efficiency and instills confidence.

RumbleOn Classifieds is the consumer-only listing site that enables safe, secure and easy private party transactions while keeping consumers attached to the RumbleOn brand. The platform was launched as a consumer only motorcycle listing site nationwide during the first quarter and by March 31, 2019, over 1,050 motorcycles were listed and we have almost doubled that today, just six weeks later. All of our growth to date has been achieved without any marketing spend and independent of significant technology investments. We expect to launch marketing campaigns to promote the listing site when we introduce cars and trucks to the platform in the third quarter.

In contrast to sites like Craigslist, Classifieds allows us to create a completely automated and trustworthy process for consumers. Every listing on our site receives a free cash offer from RumbleOn which creates a huge opportunity to buy inventory from unsuccessful listings. We are experiencing better than anticipated conversion from listings to accepted cash offers, supporting our key advantage—buying from consumers. There will be future opportunities to further monetize classifieds, from our proprietary "Safe Exchange" technology, financing, advertising and much more.

RumbleOn Classifieds


RumbleOn Price Guide
MSRP
$44,444
Low Retail
$44,444
Retail
$44,444
Market Value:
$14,750

Continued Expansion of DealerDirect

DealerDirect provides dealers with access to virtual inventory, empowering our dealer customers to find the perfect vehicle for any customer. They are able to buy it at a wholesale price and sell it to their customer—in real-time. We are already seeing an increased appetite for online transactions by dealers and the use of DealerDirect to access our huge virtual inventory for both immediate one off inventory needs as well as an additional tool for normal stocking. We are strengthening our relationships with dealers and in Q1 we generated a higher percent of powersport units sold through DealerDirect than ever before.

DealerDirect is a powerful and efficient tool, especially when compared to the traditional method of monthly powersport auctions and weekly auto auctions. We will soon launch automotive across our DealerDirect platform and expect similar success. We have seen an increased appetite for online transactions and impressive adoption in powersports. Through DealerDirect, we are revolutionizing the way that dealers interact with their customers by utilizing virtual inventory from RumbleOn.

RumbleOn DealerDirect



FINANCIAL DISCUSSION

All comparisons are year over year unless otherwise noted. Unless otherwise stated, results include automotive and transportation for the period ending March 31, 2019 only.

Unit Sales and Revenue

We grew total unit sales to 12,103, driving total revenue of $223.2 million. We delivered $26.9 million in revenue from 3,298 powersport unit sales, more than 200% growth from $8.1 million and 878 powersport units in Q1 2018. We generated $190.9 million in automotive revenue from 8,805 unit sales. A meaningful driver of unit sales and revenue growth is our ability to efficiently and cost-effectively acquire inventory through multiple channels. We are able to distribute all pre-owned powersports and automobiles that we acquire through our 100% online marketplace.

RumbleOn is the only 100% online marketplace for pre-owned powersport vehicles and we have established ourselves as a leader in this market. We are scaling rapidly and believe there is an immense opportunity to continue to gain market share within powersport vehicles.

We have already generated significant growth on the legacy automotive business by layering in RumbleOn's powerful technology and processes. We have deployed our inventory acquisition, processing, and distribution strategy across cars and trucks, which we expect to accelerate growth in automotive.


TOTAL UNIT SALES
12,700 – 13,300
Guidance
12,103
6,763
2,875
2,013
878
355
313
Q3 2017
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019


TOTAL REVENUE
$230M – $240M
Guidance
$223,177,759
$115,148,000
$19,255,000
$13,915,000
$8,080,000
$3,440,000
$3,706,000
Q3 2017
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

Gross Profit

In Q1, total gross profit was $14.0 million, representing 6.3% total gross margin. Gross profit from powersports was $3.2 million compared to $0.7 million in Q1 2018. Gross profit from automotive was $9.4 million. Total Sales Profit, which is defined as the difference between the cost of acquisition and selling price, excluding inbound freight or reconditioning expenses, was $16.9 million, comprised of $4.0 million for powersport and $12.9 million for automotive.

We continued to hold average days to sale under 30 days. Low inventory turn-times is key to our execution strategy and as indicated in our guidance, we expect to maintain our average days to sale of less than 30 days.

Operating Expenses

- *SG&A expense was $20.4 million, or 9.1% of total revenue, compared to $3.9 million or 48% in Q1 2018. The increase is a result of the continued rapid growth and expansion of our business.*

- *Advertising and Marketing expense was $5.5 million, or 2.5% of Q1 revenue. This increase is a result of a significant increase in our marketing spend among our digital, social and search marketing campaigns. We are continuing to successfully develop our omnichannel marketing strategy, targeting both consumers and dealers, by combining brand building, lead generation, and content marketing to efficiently source and scale our addressable markets.*

- *Technology and Development expense was $0.5 million, or 0.2% of Q1 revenue. The increase was a result of an increase in technology development projects and initiatives. Included in these new technology development projects and initiatives were modules or significant upgrades to existing platforms including online auction, mobile application development, website design and functionality, redesigned cash offer tool, among others.*

- *General and Administrative expense was $6.8 million, or 3.0% of Q1 revenue. The increase is a result of the cost and expenses associated with the continued progress made and growth experienced in the development of our business.*

- *Compensation and related costs were $7.1 million, and professional fees were $0.7 million.*

In order to realize valuable synergies and implement more controls as we scale the business, we are centralizing our systems and processes, and migrating automotive, powersports and transportation groups to common platforms. From back-end processes such as accounting and inventory control to user experience such as title transfers and vehicle transportation. We believe that these efforts will not only provide leverage on expenses over time, but will also enable us to deliver an unparalleled experience for our customers.

We plan to continue to make important investments in technology, brand, reconditioning, logistics, and corporate infrastructure during 2019. We believe that these investments will accelerate unit sales and revenue growth during 2019, however we may not see the full impact of these investments until 2020.

Profitability

Net loss was $(8.3) million, as compared to $(3.6) million in Q1 2018.

Non-GAAP Adjusted EBITDA was $(4.7) million in the quarter, as compared to $(3.0) million for the same period last year. We decided to add non-GAAP Adjusted EBITDA to our financial reporting beginning in Q1 because this is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

We define non-GAAP adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, and also adjusted to add back certain charges and expenses, such as acquisition related costs and non-cash stock-based compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance. We have included a reconciliation for our first quarter non-GAAP adjusted EBITDA results at the end of this letter.

Capital Structure

As of March 31, 2019, RumbleOn had $10.9 million in cash and cash equivalents.

On May 9, 2019, we priced an issuance of $30 million of senior unsecured notes and announced the pricing of approximately $9.5 million Private Placement of Class B shares, which are expected to close tomorrow, May 14th, adding significant stability and flexibility to our balance sheet.

RumbleOn expects to use approximately $11.1 million of the net proceeds from the offerings to refinance certain outstanding restrictive indebtedness and the remainder for other general corporate purposes, which may include increased spending on marketing and advertising, and expenditures necessary to grow the business. Pending these uses, RumbleOn may invest the net proceeds in short-term interest-bearing investment grade instruments.

We expect continued investment in enhancements to our technology platform to further improve the customer experience, grow RumbleOnClassifieds.com and RumbleOn DealerDirect, as well as launch our fully transactional securitized financing model for our consumer-facing retail website on RumbleOn Finance.

CONCLUSION

We are in the very early stages of our lifecycle and our business is evolving every day. Our growth in Q1 and expectations for Q2 highlight our momentum and we are more confident than ever. We expect to continue to deliver rapid growth and capture more market share by expanding our sales channels and delivering an incredible customer experience.

The efficiency of online vehicle sales to consumers has already been proven. We are the leading destination for consumers to get cash for their powersport vehicles. We believe our growth in powersports combined with the overall demand for online transactions is indicative of the opportunity in Automotive, RV and Boats.

Consumers and dealers alike are demanding a solution to the vast inefficiencies that currently make up the pre-owned vehicle supply chain and our strategy to disrupt through innovative technology is working.

We have a bright future and look forward to seeing investors on the road at upcoming conferences and meetings.

Sincerely,

Marshall Chesrown,
Chairman and Chief Executive Officer



APPENDIX

Conference Call Details

RumbleOn's management will host a conference call to discuss its financial results on Tuesday, May 14, 2019 at 8:00 a.m. Eastern Time. A live webcast of the call can be accessed from RumbleOn's Investor Relations website. An archived version will be available on the website after the call. Investors and analysts can participate in the conference call by dialing (877) 273-6127, or (647) 689-5394 for callers outside of North America (conference ID: 4082522). A telephonic replay will be available through 11:59 p.m. Eastern Time on May 21, 2019, beginning two hours after the call ends. To listen to the replay please dial (800) 585-8367, or (416) 621-4642 for callers outside North America (conference ID: 4082522).

Forward-Looking Statements

This letter may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this letter and speak only as of the date of this letter and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The Company's independent registered public accounting firm has not completed its review of the Company's results for the three months ended March 31, 2019. As such, the information in this letter is subject to change. Although the Company currently expects that its final 2019 first quarter results will be as described in this letter, it is possible that the Company's final 2019 first quarter results will be different. The information in this letter represents the most current information available to management and is not meant to be a comprehensive statement of the Company's financial results for the three months ended March 31, 2019.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and consumers buy, sell, trade, or finance pre-owned vehicles through RumbleOn's 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit https://www.rumbleon.com.

Use of Non-GAAP Financial Metrics

Non-GAAP Adjusted EBITDA is defined as net (loss) income before depreciation and amortization, interest expense, and also adjusted to add back certain charges and expenses, such as acquisition related costs and non-cash stock-related compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

RumbleOn, Inc.
Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,	
Revenue:	2019	2018
Pre-owned vehicle sales:	$	$
Powersports	26,929,159	8,027,680
Automotive	190,907,188	-
Transportation	5,341,412	-
Other	-	52,525
Total Revenue	223,177,759	8,080,205
Cost of revenue		
Powersports	23,949,556	7,521,301
Automotive	181,495,112	
Transportation	3,742,022	
Other	-	
Total Cost of Revenue	209,186,690	7,521,301
Gross Profit	13,991,069	558,904
Selling, general and administrative	20,440,016	3,880,492
Depreciation and amortization	382,225	205,767
Operating loss	(6,831,172)	(3,527,355)
Interest expense	1,445,133	86,521
Net loss before provision for income taxes	(8,276,305)	(3,613,876)
Benefit for income taxes	-	-
Net loss	$ (8,276,305)	$ (3,613,876)
Weighted average number of common shares outstanding - basic and fully diluted	20,484,420	12,928,541
Net loss per share - basic and fully diluted	$ (0.40)	$ (0.28)

RumbleOn, Inc
Reconciliation of GAAP to Non-GAAP Data

(Unaudited)

	Three-Months Ended March 31,	
	2019	**2018**
Net loss	$ (8,276,305)	$ (3,613,876)-
Add back:		
Interest expense	1,445,133	86,521-
Depreciation and amortization	382,225	205,767-
EBITDA	(6,448,947)	(3,321,588)-
Non-cash-stock-based compensation	689,121	326,707
Acquisition related costs	169,956	-
Financing activities	50,000	-
Litigation expenses	24,446	-
New business development	268,500	-
Technology implementation costs and expenses	215,643	-
Facility closure and lease termination	356,792	-
	$ (4,674,489)	$ (2,994,881)-


RumbleOn